 Exhibit 99.1

Joint Filing Agreement

The undersigned agree that the foregoing Statement on Schedule 13D, dated March 7, 2014, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: March 7, 2014

ELUTIONS, INC. By: /s/ Christopher Voss
Name: Christopher Voss Title: Chief Financial Officer

ENGAGE NETWORKS, INC. By: /s/ Christopher Voss
Name: Christopher Voss Title: Vice President, Secretary and Treasurer

ASTRA FAMILY HOLDINGS, LLC By: /s/ Elizabeth Doucas
Name: Elizabeth Doucas Title: Manager

LEVENTI IRREVOCABLE TRUST By: /s/ Elizabeth Doucas
Name: Elizabeth Doucas Title: Trustee

/s/ William Doucas
William Doucas

/s/ Elizabeth Doucas
Elizabeth Doucas